Exhibit 99.1

Filed by: ThermoGenesis Corp.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: ThermoGenesis Corp.
Commission File No.: 000-16375

THERMOGENESIS REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2013 RESULTS

Company Reduces Net Loss and Prepares for Merger with TotipotentRX

RANCHO CORDOVA – August 29, 2013 – ThermoGenesis Corp. (NASDAQ: KOOL) (“ThermoGenesis”), a leading supplier of enabling technologies for the processing and storage of stem cells and other biological tissues, today reported financial results for the fourth quarter and year-ended fiscal 2013.

“Fiscal 2013 was a transformative year for ThermoGenesis, punctuated by several key accomplishments, including the divestiture of our non-core products, streamlining of our cost infrastructure and improving our market share within our base business,” said Matthew T. Plavan, Chief Executive Officer of ThermoGenesis. “We believe these accomplishments position us well for near term stockholder value creation, a key catalyst of which lies in the future completion of the proposed merger with TotipotentRX (“TotiRX”).  By combining our best-in-class technologies and solutions for the processing, preparing and preserving of cell-based products with TotiRX’s extensive experience in developing clinically validated therapeutic protocols and cell therapy kits for major therapeutic areas, we expect the combined company to be one of the first fully integrated regenerative medicine companies which we believe substantially enhances the value of our business and will create greater value for our shareholders.”

Mr. Plavan added, “And as for the fourth quarter, ThermoGenesis realized a number of important milestones, including the successful launch of a bone marrow transplant program in India and commercial distribution of our AXP System in China, one of the world’s fastest growing cord blood markets.”

Fourth Quarter 2013 and Recent Highlights

In July 2013, ThermoGenesis and TotiRX announced signing of a definitive merger agreement.  The combined company is expected to become one of the first fully integrated regenerative medicine company, developing clinically validated, commercially scalable, point-of-care cell therapies for major therapeutic markets, including orthopedic, cardiovascular and neurologic indications.  The combined company is expected to be named Cesca Therapeutics ("Clinical Excellence in Stem Cell Applications") and will continue to trade on NASDAQ.  The merger is expected to close in the fourth quarter of calendar year 2013 and is subject to customary closing conditions, certain financial conditions and approval by the stockholders of both companies.

In August 2013, ThermoGenesis, with TotipotentRx, announced the successful launch of their pediatric bone marrow transplant program at the Fortis-TotiRx Centre for Cellular Medicine in New Delhi, India. The new program recently achieved its first 100-day survival milestone following an allogeneic bone marrow engraftment in a pediatric patient with aplastic anemia using a donor with ABO-incompatible bone marrow.  The successful transplant was performed using ThermoGenesis’ AXP® AutoXpress® System (“AXP”).

In May 2013, ThermoGenesis announced it received registration approval for AXP from China’s State Food and Drug Administration (“cFDA”).  Commercial distribution was launched shortly thereafter in China through the Company’s distribution partnership with Golden Meditech Holdings Limited, a leading developer of blood-related medical devices.

In the fourth quarter 2013, ThermoGenesis significantly expanded its footprint and increased its competitive market share in Europe with the announcement of two new high-value AXP customers.  The United Kingdom’s (“UK”) NHS Blood and Transplant selected AXP to be implemented in its six cord blood collection facilities and cord blood bank laboratory through an exclusive 5-year agreement with ThermoGenesis.  The Company also secured an equipment sale for AXP with Crioestaminal, a leading European cord blood stem cell bank located in Portugal.

Fourth Quarter 2013 Financial Results

Net revenues for the quarter ended June 30, 2013 were $4.1 million, compared to $4.5 million for the same period in 2012. The decrease in year-over-year quarter revenues of $400 thousand was primarily attributable to a decrease in revenues from our CryoSeal and ThermoLine product lines which were sold in fiscal 2013 and a decline in the number of AXP disposables sold in our United States market.

Gross profit for the quarter ended June 30, 2013 was $1.1 million compared to gross profit of $1.4 million for the same period in 2012.  Gross margins decreased from 32% in the quarter ended June 30, 2012 to 26% for the same period in 2013.  The decrease in gross profit of $360 thousand and related decrease in gross margins was primarily attributable to a change in mix of products sold into our geographically diverse global markets. Also, during the fourth quarter ended June 30, 2013, we recorded a non-cash charge of $164 thousand for the impairment of an intangible asset associated with certain rights related to our Res-Q product line.

Operating expenses for the quarter ended June 30, 2013 were $3.5 million, compared to $2.5 million for the same period in 2012.  The increase in operating expenses of $965 thousand was primarily attributable to increases in legal and professional fees associated with the proposed merger with TotiRX, legal diligence associated with the Res-Q patent litigation, and costs associated with establishing sales and distribution channels in Asia.

Net loss for the quarter ended June 30, 2013 was $2.4 million or $0.14 per share, compared to a net loss of $0.7 million or $0.04 per share for the same prior year period.

Adjusted EBITDA loss was $1.9 million for the quarter ended June 30, 2013 compared to $0.7 million for the same period in 2012. Adjusted EBITDA loss increased by $1.2 million compared with the same period in 2012 due to the decline in revenues associated with a change in the mix of products sold in our global markets and an increase in legal and professional fees associated with the proposed merger with TotiRX, legal diligence associated with the Res-Q patent litigation, and costs associated with establishing sales and distribution channels in Asia.

ThermoGenesis ended the fourth quarter with $6.9 million in cash compared to $7.5 million at the end of the third quarter and $7.9 million at the end of fiscal 2012.  The Company’s product backlog at the end of the fourth quarter was $300 thousand.

Full Year Fiscal 2013 Financial Results

Net revenues for the year ended June 30, 2013 were $18 million, a decrease of $1.0 million, or 5%, from $19.0 million for the same period in 2012.  Revenues decreased due to the divestiture of our CryoSeal and ThermoLine product lines during fiscal 2013.  These two non-core product lines represented $2.2 million in revenues for the year ended June 30, 2012, compared to $944 thousand for the year ended June 30, 2013.  This decrease was partially offset by an increase of $403,000 in revenues from Res-Q disposables as a result of an increase in the number of bone marrow procedures and an increase in new customers.

Gross profit for the year ended June 30, 2013 was $6.4 million, compared to $6.3 million for the same period of 2012.  Gross margins increased from 33% for fiscal 2012 to 35% for fiscal 2013. The increase in gross profit of approximately $100 thousand and related increase in gross margins for the year ended June 30, 2013, is primarily due to lower inventory reserves and a change in the mix of products sold in the current fiscal year resulting from the sale of the CryoSeal and ThermoLine product lines.

Operating expenses for the year ended June 30, 2013, were $9.4 million, compared to $11.7 million for the same period in 2012.  The decrease in operating expenses of $2.3 million was primarily due to lower personnel costs resulting from the January 2012 restructuring, lower costs for clinical studies and a gain on the sale of our two non-core product lines.  The decreases were offset by increases in legal and professional fees associated with the proposed merger with TotiRX , legal diligence associated with the Res-Q patent litigation, and costs associated with establishing sales and distribution channels in Asia.

Adjusted EBITDA loss was $4.0 million for the year ended June 30, 2013, compared to $4.0 million for the same period in 2012. The adjusted EBITDA loss was consistent with the prior year as we offset a decrease in revenues from a change in the mix of products sold in our global markets with a decrease in expenses resulting from our cost reduction initiatives.

Net loss for the year ended June 30, 2013 was $3.1 million or $0.19 per share, compared to a net loss of $5.0 million or $0.30 per share for the same prior year period.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the fourth quarter and full year fiscal 2013 financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/company/investor-relations/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.
To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood and bone marrow processing systems and companion disposable products that enable the separation, processing and preservation of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•	The Res-QTM 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

Forward Looking Statement

This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that TotiRX and ThermoGenesis will provide unmatched world-class capability and service to their clients and that the proposed merger will be completed. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements.  A more complete description of risks that could cause actual events to differ from the outcomes predicted by ThermoGenesis forward-looking statements is set forth under the caption "Risk Factors" in its annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Non-Solicitation

This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of TotipotentRX Corporation Common Stock are urged to read the proxy statement/prospectus and any other relevant documents when filed because they contain important information about ThermoGenesis and the merger.  A proxy statement will be sent to holders of our Common Stock and a proxy statement/prospectus will be sent to holders of TotipotentRX Corporation common stock.  When filed, the proxy statement/prospectus and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis Corporation, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.

THERMOGENESIS CORP. Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,884,000	$7,879,000
Accounts receivable, net	4,898,000	4,558,000
Inventories	4,259,000	6,290,000
Other current assets	232,000	338,000

Total current assets	16,273,000	19,065,000

Equipment, net	2,208,000	1,652,000
Intangible asset	--	315,000
Other assets	48,000	48,000

	$18,529,000	$21,080,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,106,000	$2,772,000
Other current liabilities	2,042,000	2,259,000

Total current liabilities	5,148,000	5,031,000

Long-term liabilities	63,000	151,000

Stockholders’ equity	13,318,000	15,898,000

	$18,529,000	$21,080,000

THERMOGENESIS CORP. Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Net revenues	$4,147,000	$4,481,000	$17,963,000	$19,023,000

Cost of revenues	3,058,000	3,032,000	11,598,000	12,690,000

Gross profit	1,089,000	1,449,000	6,365,000	6,333,000

Expenses:
Sales and marketing	831,000	804,000	2,955,000	2,761,000

Research and development	781,000	810,000	2,991,000	3,729,000

General and administrative	1,855,000	888,000	5,645,000	5,222,000

Gain on sale of product lines	--	--	(2,161,000)	--

Total operating expenses	3,467,000	2,502,000	9,430,000	11,712,000

Interest and other income, net	(19,000)	315,000	(21,000)	393,000

Net loss	($2,397,000)	($738,000)	($3,086,000)	($4,986,000)

Basic and diluted net loss per common share	($0.14)	($0.04)	($0.19)	($0.30)

Shares used in computing per share data	16,541,926	16,408,599	16,526,578	16,389,008

THERMOGENESIS CORP. Condensed Consolidated Statements of Cash Flows (Unaudited)
	Year Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	($3,086,000)	($4,986,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	538,000	604,000
Stock based compensation expense	563,000	791,000
Loss on sale/retirement of equipment	25,000	17,000
Impairment on intangible asset	164,000	--
Gain on sale of product lines	(2,161,000)	--

Net change in operating assets and liabilities:
Accounts receivable, net	(340,000)	(655,000)
Inventories	795,000	120,000
Prepaid expenses and other current assets	106,000	(38,000)
Other assets	--	1,000
Accounts payable	619,000	696,000
Accrued payroll and related expenses	(130,000)	223,000
Deferred revenue	(47,000)	2,000
Other liabilities	(128,000)	(660,000)
Net cash used in operating activities	(3,082,000)	(3,885,000)

Cash flows from investing activities:
Capital expenditures	(391,000)	(545,000)
Proceeds from sale of product lines	2,535,000	--
Net cash (used in)/provided by investing activities:	2,144,000	(545,000)

Cash flows from financing activities:
Repurchase of common stock	(57,000)	--
Exercise of stock options	--	--
Issuance of common stock	--	--
Payments on capital lease obligations	--	--
Net cash (used in)/provided by financing activities	(57,000)	--
Net increase/(decrease) in cash and cash equivalents	(995,000)	(4,430,000)
Cash and cash equivalents at beginning of period	7,879,000)	12,309,000
Cash and cash equivalents at end of period	$6,884,000	$7,879,000

THERMOGENESIS CORP. Adjusted EBITDA (Unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Loss from operations	($2,378,000)	($1,053,000)	($3,065,000)	($5,379,000)

Add (subtract):
Depreciation and amortization	138,000	216,000	538,000	604,000
Stock-based compensation expense	153,000	140,000	563,000	791,000
Impairment of intangible asset	164,000	--	164,000	--
Gain on sale of product lines	--	--	(2,161,000)	--
Adjusted EBITDA	($1,923,000)	($697,000)	($3,961,000)	($3,984,000)